EXHIBIT 16.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

August 6, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC 20549

Re:  Green Star Alternative Energy, Inc.

Dear Sirs:

We were previously the principal auditors for Green Star Alternative Energy, Inc. and we reported on the financial statements of Green Star Alternative Energy, Inc. for the period from inception to August 6, 2009. We have read Green Star Alternative Energy, Inc.'s statements under Item 4 of its Form 8-K, dated August 6, 2009, and we agree with such statements.

For the most recent fiscal period through to August 6, 2009, there have been no disagreements between Green Star Alternative Energy, Inc. and Moore & Associates, Chartered, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chartered would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered
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Moore & Associates, Chartered
Las Vegas, Nevada

6490 West Desert Inn Road, Las Vegas, NV 89146
(702) 253-7499 Fax (702) 253-7501